Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 11, 2022, Novan, Inc. (the “Company”) completed the acquisition (the “Acquisition”) of EPI Health, LLC (“EPI Health”) pursuant to a unit purchase agreement (the “Purchase Agreement”) by and among the Company, EPI Health and Evening Post Group, LLC, the sole member of EPI Health (“Seller”), for aggregate consideration at closing of $27.5 million, as adjusted for cash, transaction expenses and net working capital consisting of (i) $11.0 million paid in cash and (ii) a secured promissory note issued to Seller in the principal amount of $16.5 million. In addition, the Purchase Agreement provides for the payment of additional contingent consideration totaling up to $23.5 million upon achievement of certain milestones by EPI Health. Upon completion of the Acquisition, EPI Health became a wholly owned subsidiary of the Company.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the Acquisition as if it had been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the Acquisition as if it had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with (i) the Company’s historical audited consolidated financial statements, and the related notes thereto, included in its Annual Report on Form 10-K as of and for the year ended December 31, 2021; (ii) EPI Health’s historical audited financial statements, and the related notes thereto, as of and for the year ended September 30, 2021 filed as Exhibit 99.1 to the accompanying Current Report on Form 8-K; and (iii) EPI Health’s historical unaudited financial statements as of December 31, 2021 filed as Exhibit 99.2 to the accompanying Current Report on Form 8-K.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial information are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only in accordance with Article 11 of Regulation S-X and is not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company.

The Acquisition is being accounted for as a business combination using the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). Under this method of accounting the consideration transferred will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values on the date of the Acquisition. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The pro forma adjustments are preliminary and are based upon available information and certain assumptions that management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any potential cost reductions or other operating efficiencies that could result from the Acquisition, including, but not limited to, those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company. There can be no assurance that any cost savings from the Acquisition will be achieved.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2021
(in thousands)

	Historical		Pro Forma Adjustments
	Novan, Inc.	EPI Health			Transaction
	December 31,	December 31,	Reclassification		Accounting		Pro Forma
	2021	2021	Adjustment	Note	Adjustments	Note	Combined
ASSETS
Current assets:
Cash and cash equivalents	$47,085	$—	$—		$(13,675)	6(a) 6(h)	$33,410
Account receivables	—	9,604	—		—		9,604
Contracts and grants receivable	4,473	—	—		—		4,473
Inventories	—	1,297	—		137	6(b)	1,434
Prepaid insurance	1,697	—	—		—		1,697
Prepaid expenses and other current assets	766	4,158	—		4,033	6(l)	8,957
Other current asset related to leasing arrangement, net	109	—	—		—		109
Total current assets	54,130	15,059	—		(9,505)		59,684
Restricted cash	583	—	—		—		583
Other assets	278	—	—		—		278
Property and equipment, net	12,201	100	—		—		12,301
Intangible assets, net	75	39,004	—		(7,004)	6(c)	32,075
Goodwill	—	—	—		6,266	6(d)	6,266
Right-of-use lease assets	1,693	—	—		400	6(e)	2,093
Total assets	$68,960	$54,163	$—		$(9,843)		$113,280
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	2,170	526	—		—		2,696
Reserve for sales returns, rebates and discounts	—	21,303	—		—		21,303
Accrued compensation	1,543	—	1,255	6(m)	—		2,798
Accrued royalties	—	916	—		—		916
Accrued outside research and development services	194	—	—		—		194
Accrued legal and professional fees	427	—	—		—		427
Other accrued expenses	2,824	2,029	(1,255)	6(m)	1,808	6(h)	5,406
Deferred revenue, current portion	2,586	—	—		—		2,586
Research and development service obligation liability, current portion	1,406	—	—		—		1,406
Operating lease liabilities, current portion	—	—	—		208	6(e)	208
Total current liabilities	11,150	24,774	—		2,016		37,940
(continuing)
See accompanying notes to unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2021
(in thousands)
(continued)

	Historical		Pro Forma Adjustments
	Novan, Inc.	EPI Health			Transaction
	December 31,	December 31,	Reclassification		Accounting		Pro Forma
	2021	2021	Adjustment	Note	Adjustments	Note	Combined
LIABILITIES AND EQUITY (continued)
Deferred revenue, net of current portion	10,665	—	—		—		10,665
Operating lease liabilities, net of current portion	3,613	—	—		342	6(e)	3,955
Research and development service obligation liability, net of current portion	142	—	—		—		142
Promissory note payable	—	—	—		16,500	6(g)	16,500
Research and development funding arrangement liability	25,000	—	—		—		25,000
Contingent consideration liability	—	—	—		4,915	6(i)	4,915
Other long-term liabilities	71	256	—		—		327
Total liabilities	50,641	25,030	—		23,773		99,444
Member’s equity	—	29,133	—		(29,133)	6(j)	—
Stockholders’ equity:
Common stock	2	—	—		—		2
Additional paid-in-capital	297,441	—	—		—		297,441
Treasury stock	(155)	—	—		—		(155)
Accumulated deficit	(278,969)	—	—		(4,483)	6(h)	(283,452)
Total equity	18,319	29,133	—		(33,616)		13,836
Total liabilities and equity	$68,960	$54,163	$—		$(9,843)		$113,280

See accompanying notes to unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2021
(in thousands, except shares and per share amounts)

	Historical		Pro Forma Adjustments
	Novan, Inc.	EPI Health			Other
	Year Ended	Year Ended	Transaction		Transaction
	December 31,	September 30,	Accounting		Accounting		Pro Forma
	2021	2021	Adjustments	Note	Adjustments	Note	Combined

Net product sales	$—	$15,265	$—		$—		$15,265
License and collaboration revenue	2,822	2,327	—		6,191	6(k)	11,340
Government research contracts and grants revenue	136	—	—		—		136
Total revenue	2,958	17,592	—		6,191		26,741
Cost of goods sold	—	6,254	137	6(b)	—		6,391
Gross profit	2,958	11,338	(137)		6,191		20,350
Operating expenses:
Research and development	20,416	—	—		—		20,416
Selling, general and administrative	12,343	23,564	842	6(c) 6(f) 6(h)	6,191	6(k)	42,940
Impairment loss on long-lived assets	114	—	—		—		114
Total operating expenses	32,873	23,564	842		6,191		63,470
Operating income (loss)	(29,915)	(12,226)	(979)		—		(43,120)
Other (expense) income, net:
Interest income (expense), net	13	—	(2,490)	6(g)	—		(2,477)
Gain on debt extinguishment	956	—	—		—		956
Other expense	(746)	(335)	—		—		(1,081)
Total other (expense) income, net	223	(335)	(2,490)		—		(2,602)
Net income (loss) and comprehensive income (loss)	$(29,692)	$(12,561)	$(3,469)		$—		$(45,722)

Net loss per share, basic and diluted	$(1.74)						$(2.68)
Weighted-average common shares outstanding, basic and diluted	17,065,932						17,065,932

See accompanying notes to unaudited pro forma condensed combined financial information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1: Description of Acquisition

On March 11, 2022, the Company completed the acquisition (the “Acquisition”) of EPI Health, LLC (“EPI Health”) by acquiring all of the issued and outstanding units of membership interest of EPI Health from Evening Post Group, LLC (the “Seller”) for aggregate initial consideration at closing of $27.5 million, as adjusted based on cash, transaction expenses and net working capital (the “Closing Purchase Price”), pursuant to a unit purchase agreement by and among the Company, EPI Health and Seller (the “Purchase Agreement”). The Closing Purchase Price consisted of (i) $11.0 million paid in cash and (ii) a secured promissory note issued to Seller in the principal amount of $16.5 million (the “Seller Note”).

In addition to the Closing Purchase Price, the Purchase Agreement provides for the payment of additional consideration totaling up to $23.5 million contingent upon achievement of the following milestones:

i.$1.0 million, as a one-time payment, payable in cash, upon Seller’s completion of the transition services provided under the transition services agreement between the Company and Seller;

ii.$3.0 million, as a one-time payment, payable in cash or the Company’s common stock, $0.0001 par value per share (“common stock”), at the discretion of the Company, upon net sales of certain of the EPI Health legacy products exceeding $30.0 million during the period from April 1, 2022 through March 31, 2023;

iii.up to $2.5 million, paid in quarterly installments in cash or common stock at the discretion of the Company, upon net sales of Wynzora® exceeding certain quarterly thresholds or an annual threshold of $12.5 million during the period from April 1, 2022 through March 31, 2023;

iv.$5.0 million, as a one-time payment, payable in cash or common stock at the discretion of the Company, upon the first occurrence of post-closing net sales of certain of the EPI Health legacy products exceeding $35.0 million during any twelve-month period from April 1, 2023 through March 31, 2026; and

v.up to $12.0 million based on receipt by EPI Health of milestones related to Sitavig® from EPI Health’s OTC Switch License Agreement with Bayer Healthcare LLC.

The Company has estimated a fair value of $4.9 million related to the contingent consideration liability. The purchase price is subject to net working capital adjustments, of which $4.0 million is expected to be reflected as a reduction to the purchase consideration. The Acquisition is accounted for as a business combination pursuant to Accounting Standards Codification 805, Business Combinations (“ASC 805”), where the Company is the accounting acquirer. The fair value of the $28.4 million of purchase consideration at the acquisition date is further described in “Note 4—Purchase Consideration.”
Note 2: Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared using the historical consolidated financial statements of the Company and the historical financial statements of EPI Health. The Company has a December 31 fiscal year end while EPI Health has a September 30 fiscal year end. As the difference in fiscal year ends is within one quarter, the pro forma condensed combined statement of operations was prepared by combining the Company’s year ended December 31, 2021 consolidated statement of operations with EPI Health’s year ended September 30, 2021 statement of operations.

The Company has applied acquisition accounting as if the Acquisition had closed as of January 1, 2021 with respect to the pro forma statement of operations and as if the Acquisition had closed as of December 31, 2021 with respect to the pro forma balance sheet. The allocation to the estimated fair values of the assets acquired and liabilities assumed is further described in “Note 5—Preliminary Allocation of Purchase Consideration to Estimated Fair Values of Net Assets Acquired.”

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with (i) the Company’s historical audited consolidated financial statements, and the related notes thereto, included in its Annual Report on Form 10-K as of and for the year ended December 31, 2021; (ii) EPI Health’s historical audited financial statements, and the related notes thereto, as of and for the year ended September 30, 2021; and (iii) EPI Health’s historical unaudited financial statements as of December 31, 2021. EPI Health has historically had a September 30 fiscal year-end.
The historical consolidated financial statements have been adjusted to give effect to pro forma events based on information available to management during the preparation of the pro forma financial information and assumptions that management believes are reasonable and supportable. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes.
The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only in accordance with Article 11 of Regulation S-X promulgated by the Securities and Exchange Commission and are not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the Company.
The Company has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the transaction are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the transaction based on information available at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements do not reflect the realization of potential cost savings, synergies or any related restructuring or integration costs that may result from the integration of EPI Health, and there can be no assurance that these cost savings will be achieved. The pro forma adjustments include certain one-time transaction costs that are not expected to recur beyond 12 months. No tax effects on the pro forma adjustments are reflected as EPI Health was historically disregarded as a taxable entity. The allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed is preliminary and will likely change in future periods as fair value estimates of the assets acquired and liabilities assumed are refined and finalized during the allowable one-year measurement period and such changes could be material. The pro forma adjustments are further described in “Note 6—Preliminary Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information.”
Note 3: Conforming Accounting Policies and Presentation
The Company performed an initial review of the accounting policies of EPI Health to determine if differences in accounting policies require reclassification or adjustment in the pro forma condensed combined financial information. As a result of its preliminary review and adjustments described in “Note 6—Preliminary Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information,” the Company did not identify any material differences in accounting policies except for the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (“ASC 842”) issued by the Financial Accounting Standards Board on February 25, 2016, which has different effective dates for public and private companies.

Novan adopted ASC 842 on January 1, 2019, while as of December 31, 2021, EPI Health has not yet adopted ASC 842. Under this guidance, a lease liability and a right-of-use asset, representing the right to use the underlying assets for the lease term, are recorded on the balance sheet for all leases with terms in excess of one year. The unaudited pro forma condensed combined balance sheet is adjusted for the estimated impact of ASC 842, assuming EPI Health had adopted this standard.

A reclassification adjustment for accrued compensation has been made to EPI Health’s historical financial statements to conform to the Company’s presentation and is further described in “Note 6—Preliminary Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information.”

When the Company completes its final review of the accounting policies of EPI Health, differences may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 4: Purchase Consideration

The following table presents the allocation of the preliminary estimated purchase consideration to be allocated to the estimated fair values of the net assets acquired at the acquisition date of March 11, 2022.

(In thousands)
Initial cash consideration to Seller	$11,000
Secured promissory note issued to Seller	16,500
Fair value of contingent consideration liability	4,915
Net working capital adjustment	(4,033)
Total purchase consideration	$28,382

For purposes of preparing this unaudited pro forma condensed combined financial information, the estimated fair value of contingent consideration was determined based on a probability-weighted valuation model that measures the present value of the probable cash payments based upon the future milestone events of EPI Health at a discount rate that captures the risk associated with the liability and also based on a Monte Carlo simulation, whereby EPI Health’s forecasted net sales from the EPI Health legacy products, Wynzora® and OTC product was simulated over the measurement period to calculate the contingent consideration. The fair value of the contingent consideration will be remeasured quarterly until settlement, impacting the value of the contingent consideration liability and earnings. As such, the total consideration transferred in connection with the Acquisition reflected in the unaudited pro forma condensed combined financial information does not purport to represent the actual total consideration to ultimately be transferred in connection with the Acquisition.
Note 5: Preliminary Allocation of Purchase Consideration to Estimated Fair Values of Net Assets Acquired

ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. Any consideration transferred or paid in a business combination in excess of the fair value of the assets acquired and liabilities assumed should be recognized as goodwill. The total purchase consideration of $28.4 million was allocated to the acquired assets and liabilities assumed based on their estimated fair values assuming the acquisition was completed on December 31, 2021. The excess amount of the estimated consideration transferred not allocated to the acquired assets and assumed liabilities of $6.3 million was recognized as goodwill on the pro forma condensed combined balance sheet as of December 31, 2021.

The final allocation of the fair values of the net assets acquired is expected to be completed no later than the first quarter of 2023 and will be based on valuations and other studies for which there is currently insufficient information to make a definitive allocation. Further, the final valuation of assets acquired, liabilities assumed and contingent consideration that may become payable may be materially different from the values assumed for purposes of the estimated allocation of fair values. The final allocation may include (1) changes in fair values of inventory and property and equipment; (2) changes in fair value of intangible assets, as well as goodwill; and (3) other changes to assets and liabilities. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The final acquisition accounting adjustments, including those resulting from conforming accounting policies to those of the Company, could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of the acquired tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, would also change the portion of purchase price allocable to goodwill and could impact the operating results of the combined company following the Acquisition due to differences in amortization related to the assets. The total estimated purchase consideration was allocated to the estimated fair values of the assets acquired and liabilities assumed as follows:

(in thousands)
Assets acquired and liabilities assumed:
Accounts receivable	$9,604
Inventories	1,434
Prepaid expenses and other current assets	4,158
Property and equipment	100
Intangible assets	32,000
Operating right-of-use lease assets	400
Total assets	47,696
Accounts payable	526
Reserves for sales returns, rebates and discounts	21,303
Accrued compensation	1,255
Accrued royalties	916
Accrued expenses	774
Operating lease liabilities	550
Other liabilities	256
Total liabilities	25,580
Total identifiable net assets acquired	22,116
Goodwill	6,266
Total purchase consideration	$28,382
Note 6: Preliminary Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information

a.To record the cash consideration paid of $11.0 million to acquire EPI Health.

b.To record the step up of estimated fair value of inventories acquired to $1.4 million and associated impact of $0.1 million to cost of goods sold for the year ended December 31, 2021. The calculation of fair value is preliminary and subject to change. The fair value was determined based on consideration of inventory value created pre- Acquisition and post- Acquisition using the methodology recommended by the American Institute of Certified Public Accountants’ Inventory Valuation Guidance working draft. More specifically, the fair value was determined using the Market Approach via a Top-Down Method viewpoint and the Cost Approach via a Bottom-Up Method Viewpoint. The Top-Down and Bottom-Up Methods were reconciled to allocate profit and expenses in the measurement of the inventory value. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 is also adjusted to increase cost of goods sold by the same amount as the inventory, all of which is expected to be sold within one year of the acquisition date.

c.To record the estimated fair value of identifiable intangible assets of developed technology (inclusive of the product patents and product trademarks) of $32.0 million and a decrease in amortization expense of $3.8 million associated with acquired intangible assets. The estimated amortization expense is based on the estimated fair value of $32.0 million and average life of 20 years. If the fair value changed by 10%, amortization expense would change by $0.2 million for the year ended December 31, 2021. The fair value estimate was calculated by using the multi-period excess earnings method.

d.To reflect the adjustment to goodwill of $6.3 million after the application of acquisition accounting discussed in “Note 5—Preliminary Allocation of Purchase Consideration to Estimated Fair Values of Net Assets Acquired.”

e.To record the operating lease right-of-use asset of $0.4 million and lease liability of $0.2 million and $0.3 million, current and non-current portions, respectively, to reflect the adoption of ASU 2016-02, Leases (Topic 842), as amended. The difference between the balance of the right-of-use asset and lease liability is attributable to off-market terms associated with the acquired lease.

f.Represents the incremental straight-line operating lease expense of $0.2 million associated with the acquired lease for office space recorded in selling, general and administrative expense. The estimated operating lease expense is based on the remaining lease payments, adjusted for identified off-market terms, and a remaining lease term of approximately 31 months.

g.Represents the principal amount of the Seller Note of $16.5 million and the impact of additional interest expense of $2.5 million related thereto.

The Seller Note requires interest-only payments due over a 24-month term at the rate of 5% per annum for the first 90 days after the closing date, 15% per annum for the following 12 months, and 18% per annum for the remainder of the term. The non-amortizing principal of the Seller Note is to be paid in full at maturity and is secured by the membership interests of EPI Health held by the Company. EPI Health is a guarantor of the Seller Note. There is no penalty for repaying the Seller Note prior to the end of the term.

h.To reflect the accrual of $1.8 million and cash paid at closing of $2.7 million with corresponding $4.5 million adjustment to and selling, general and administrative expenses and accumulated deficit for estimated Acquisition-related transaction costs. These costs are not expected to affect the Company’s consolidated statement of operations beyond 12 months after the acquisition date.

i.Represents the estimated fair value of the contingent consideration liability, totaling $4.9 million, related to milestone payments expected to be paid through March 31, 2026, as discussed in “Note 4— Purchase Consideration.” The calculation of fair value is preliminary and subject to change, with maximum payment of $23.5 million.

j.To eliminate EPI Health’s historical member’s equity of $29.1 million.

k.To reflect an increase in license revenue and selling, general and administrative expense of $6.2 million based on an amendment (executed in 2022) to the promotion and collaboration agreement between EPI Health and MC2 Therapeutics Limited (“MC2”), whereby MC2 grants EPI Health a license to engage in certain commercialization activities with respect to Wynzora® in the United States, and the co-exclusive right to engage in certain commercialization and promotion activities with MC2.

l.To record the estimated working capital adjustment of $4.0 million. The calculation of working capital is preliminary and subject to change in accordance with the Purchase Agreement.

m.To reflect reclassification of $1.3 million of accrued expenses to accrued compensation to conform EPI Health’s historical financial statements to the Company’s presentation.